Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-73008, 333-74336, 333-81704, 333-81696, 333-103766, 333-103767, 333-113676, 333-113678, 333-124499, 333-134137, 333-134141, 333-143137 and 333-143136) and Form S-3 (Nos. 333-124123, 333-137991 and 333-139998) of LogicVision, Inc. of our report dated March 21, 2008 relating to the financial statements and financial statement schedule as of December 31, 2007 and 2006 and for each of the two years in the period ended December 31, 2007, which appears in this Form 10-K.

/s/ BURR, PILGER & MAYER LLP

Burr, Pilger & Mayer LLP
Palo Alto, California
March 21, 2008